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EXHIBIT 4.17                                                      EXECUTION COPY

                    SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT

                                     Amongst

                 LEXSHELL 579 INVESTMENTS (PROPRIETARY) LIMITED
                    (WHICH IS TO BE RENAMED "MVELAPHANDA GOLD
        (PROPRIETARY) LIMITED" OR SUCH OTHER NAME SELECTED BY IT THAT IS
                    ACCEPTABLE TO THE REGISTRAR OF COMPANIES)

                                       and

                         GFI MINING SOUTH AFRICA LIMITED
                 (WHICH IS TO BE CONVERTED TO A PRIVATE COMPANY)

                                       and

                               GOLD FIELDS LIMITED

                                                             [DENEYS REITZ LOGO]

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                                TABLE OF CONTENTS

1.       PARTIES......................................................................................      1

2.       DEFINITIONS AND INTERPRETATION...............................................................      1

3.       INTRODUCTION.................................................................................      7

4.       SUSPENSIVE CONDITION.........................................................................      7

5.       SUBSCRIPTION.................................................................................      8

6.       PAYMENT OF SUBSCRIPTION PRICE................................................................      8

7.       ALLOTMENT AND ISSUE OF THE GFI-SA SHARES.....................................................      9

8.       WARRANTIES...................................................................................      9

9.       SHARE EXCHANGE...............................................................................     12

10.      PRE-EMPTIVE RIGHTS...........................................................................     12

11.      CESSION......................................................................................     13

12.      BREACH.......................................................................................     13

13.      DISPUTES.....................................................................................     13

14.      NOTICES AND DOMICILIA........................................................................     14

15.      GOVERNING LAW................................................................................     16

16.      JURISDICTION.................................................................................     16

17.      GENERAL......................................................................................     16

18.      COSTS........................................................................................     17

19.      COUNTERPARTS.................................................................................     17

SCHEDULE 1: SHARE EXCHANGE METHODOLOGY................................................................     19

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                    SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT

1.    PARTIES

1.1      The Parties to this Agreement are:

1.1.1 LEXSHELL 579 INVESTMENTS (PROPRIETARY) LIMITED (WHICH IS TO BE RENAMED "MVELAPHANDA GOLD (PROPRIETARY) LIMITED" OR SUCH OTHER NAME SELECTED BY IT THAT IS ACCEPTABLE TO THE REGISTRAR OF COMPANIES);

1.1.2 GFI MINING SOUTH AFRICA LIMITED (WHICH IS TO BE CONVERTED TO A PRIVATE COMPANY); and

1.1.3        GOLD FIELDS LIMITED.

1.2      The Parties agree as set out below.

2.    DEFINITIONS AND INTERPRETATION

2.1 The headings to the clauses and schedules of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or schedule hereof.

2.2 In this Agreement, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

         "AGREEMENT" means this Subscription and Share Exchange Agreement and its Schedules;

         "BUSINESS DAY" means any day (other than a Saturday, Sunday or an official public holiday in South Africa within the meaning of the Public Holidays Act, No. 36 of 1994) on which banks generally are open for business in Johannesburg;

         "DETERMINATION DATE" means the date upon which the number of GFL Shares to be issued to Mvela Gold pursuant to clause 9 is agreed, is deemed to

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                                                                         Page 2.

         be agreed or determined, as the case may be, in accordance with the provisions of Schedule 1;

         "EFFECTIVE DATE" means the date of the fulfilment of the Suspensive Condition;

         "EQUITY SHARE" means, of any company, a share, instrument or right in the capital of that company which:

         (a) entitles the holder thereof to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution which is based upon, or linked to, the profitability of that company or which otherwise entitles the holder thereof to any such distribution beyond a specified amount; and

         (b) carries voting rights at meetings of ordinary shareholders of that company; or

         (c) is convertible, exchangeable or exercisable, whether contingently, conditionally, voluntarily or compulsorily or otherwise, into a share, instrument or right which falls within (a) and (b) above;

         "EQUITY SHARE CAPITAL" means, in relation to a person, that portion of that person's issued share capital consisting of Equity Shares;

         "GFA" means Gold Fields Australia Pty Limited (Registration No. ABN: 91 098 385 285), a company incorporated according to the laws of Australia;

         "GFG" means Gold Fields Guernsey Limited (Registration No. 24457), a company incorporated according to the laws of Guernsey;

         "GFI-SA" means GFI Mining South Africa Limited (Registration No. 2002/031431/06) a public company duly incorporated according to the company laws of South Africa, which is to be converted to a private company;

         "GFI-SA LOAN AGREEMENT" means that written agreement entitled "GFI-SA Loan Agreement" concluded between Mvela Gold (as lender), GFI-SA (as borrower), GFL, GFA and GFG (as guarantors) and pursuant to which inter alia Mvela Gold is to advance the Loan Amount to GFI-SA;

         "GFI-SA SHARES" means that number of shares in the issued Equity Share Capital of GFI-SA which rank pari passu with the other issued Equity Shares

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                                                                         Page 3.

         in the capital of GFI-SA on the Subscription Date and which, immediately after issue thereof, will equate to 15% (fifteen percent) of the issued Equity Share Capital of GFI-SA and which will be allotted and issued to Mvela Gold in accordance with the terms and conditions of this Agreement;

         "GFL" means Gold Fields Limited (Registration No. 1968/004880/06), a public company duly incorporated according to the company laws of South Africa;

         "GFL GROUP" shall bear the meaning defined in the GFI-SA Loan
         Agreement;

         "GFL GROUP COMPANY" means any member of the GFL Group;

         "GFL SHARES" means the ordinary shares in the issued share capital of GFL issued by GFL in exchange for delivery by Mvela Gold of the GFI-SA Shares to GFL pursuant to clause 9;

         "GUARANTORS" means GFL, GFA and GFG and "GUARANTOR" means, as the context requires, any one of them;

         "JSE" means the JSE Securities Exchange South Africa (or its successor in title);

         "LOAN AMOUNT" means the capital sum of R4 139 000 000 (Four Billion One Hundred and Thirty-nine Million Rand);

         "MEZZANINE INVESTORS" shall bear the meaning defined in the GFI-SA Loan Agreement;

         "MEZZ SPV" means Micawber 325 (Proprietary) Limited (Registration No. 2002/016188/07), a private company duly incorporated according to the company laws of South Africa;

         "MEZZ SPV CESSION IN SECURITY" shall bear the meaning defined in the GFI-SA Loan Agreement;

         "MEZZ SPV LOAN AGREEMENT" shall bear the meaning defined in the GFI-SA Loan Agreement;

         "MVELA GOLD" means Lexshell 579 Investments (Proprietary) Limited (Registration No. 2003/013950/07), a private company duly incorporated

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                                                                         Page 4.

         according to the company laws of South Africa, to be renamed "Mvelaphanda Gold (Proprietary) Limited" or such other name selected by Mvela Gold that is acceptable to the Registrar of Companies;

         "MVELA RESOURCES" means Mvelaphanda Resources Limited (Registration No. 1980/001395/06), a public company duly incorporated according to the company laws of South Africa;

         "PARTIES" means GFI-SA, GFL and Mvela Gold and "PARTY" means, as the context requires, any one of them;

         "PAYMENT OBLIGATIONS" means all of the obligations of GFI-SA to pay any sum due and payable by it in accordance with the terms and conditions of the GFI-SA Loan Agreement including, without limitation, the obligations to pay fees, expenses, post default interest, the present value of the Future Interest Payments (as defined in the GFI-SA Loan Agreement), the Loan Amount and indemnity payments;

         "PRE-EMPTIVE RIGHTS AGREEMENT" means the written agreement entitled "Pre-emptive Rights Agreement" to be concluded between Mvela Gold, GFI-SA and GFL governing certain pre-emptive rights to be granted by Mvela Gold in favour of GFL in respect of the Shares;

         "PRIME RATE" means the publicly quoted basic rate of interest (per centum, per annum, compounded monthly in arrear and calculated on a 365 day year (irrespective of whether or not the year is a leap year)) from time to time published by FirstRand Bank Limited (or its successor-in-title) as being its prime overdraft rate as certified by any manager of such bank, whose appointment and designation need not be proved;

         "REORGANISATION AGREEMENT" shall bear the meaning defined in the GFI-SA Loan Agreement;

         "SENIOR AGENT" shall bear the meaning defined in the GFI-SA Loan Agreement;

         "SHARE EXCHANGE" means the exchange of the GFI-SA Shares for the GFL Shares pursuant to the provisions of clause 9;

         "SHARES" means the GFI-SA Shares or the GFL Shares, as the case may be;

         "SIGNATURE DATE" means the date of the signature of this Agreement by the Party signing this Agreement last in time;

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                                                                         Page 5.

         "SUBSCRIPTION DATE" means the date on which Mvela Gold becomes obliged to subscribe for the GFI-SA Shares pursuant to the provisions of clause
         5.1.1 or the date on which Mvela Gold actually subscribes for the GFI-SA Shares pursuant to the provisions of 5.1.2, as the case may be;

         "SUBSCRIPTION PRICE" means the sum of R4 139 000 000 (Four Billion One Hundred and Thirty-nine Million Rand);

         "SUSPENSIVE CONDITION" means the suspensive condition stipulated in clause 4.1;

         "TRANSACTION DOCUMENTS" means those agreements and documents defined as "Transaction Documents" in the GFI-SA Loan Agreement.

2.3 Unless inconsistent with the context or save where the contrary is expressly indicated:

2.3.1 if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.3.2 when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.3.3 in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the preceding Business Day;

2.3.4 in the event that the day for performance of any obligation to be performed in terms of this Agreement (other than a payment obligation) should fall on a day which is not a Business Day, the relevant day for performance shall be the subsequent Business Day;

2.3.5 any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.3.6 any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as

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                                                                         Page 6.

                  same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.3.7 no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

2.3.8 references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.3.9 a reference to a Party includes that Party's successors-in-title and permitted assigns.

2.4      Unless inconsistent with the context, an expression which denotes:

2.4.1             any one gender includes the other genders;

2.4.2             a natural person includes an artificial person and vice versa;
                  and

2.4.3             the singular includes the plural and vice versa.

2.5 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.6 The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.7 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.8 This Agreement shall be binding on and enforceable by the estates, administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party's estate, administrators, trustees, permitted assigns or liquidators, as the case may be.

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                                                                         Page 7.

2.9 The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.10 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.    INTRODUCTION

3.1 Mvela Gold wishes to subscribe for the GFI-SA Shares and GFI-SA is willing to allot and issue the GFI-SA Shares to Mvela Gold.

3.2      The Parties wish to record the terms upon which:

3.2.1 Mvela Gold will subscribe for the GFI-SA Shares and upon which GFI-SA will allot and issue the GFI-SA Shares to Mvela Gold;

3.2.2 Mvela Gold will be entitled to exchange the GFI-SA Shares for the GFL Shares;

3.2.3 GFL will be entitled to require Mvela Gold to exchange the GFI-SA Shares for the GFL Shares.

4.    SUSPENSIVE CONDITION

4.1 This entire agreement, save for the provisions of this clause 4 and of clauses 1, 2, 12, 13, 14, 15, 16, 17, 18 and 19 which shall be of immediate force and effect, is subject to the fulfilment of the suspensive condition that the Loan Amount is advanced to GFI-SA in accordance with the terms and conditions of the GFI-SA Loan Agreement.

4.2 The Parties shall use their reasonable commercial endeavours to procure the fulfilment of the Suspensive Condition as soon as reasonably possible after the Signature Date.

4.3      The Suspensive Condition may not be waived.

4.4 In the event that the Suspensive Condition is not fulfilled then this Agreement, save for the provisions of this clause 4 and of clauses 1, 2, 12, 13, 14, 15, 16, 17, 18 and 19 which shall remain of full force and effect, shall

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                                                                         Page 8.

         never become of any force or effect and no Party shall have any claim against any other Party or anything done hereunder or arising hereout, save as a result of a breach of any of the provisions of this clause 4 by a Party, and the Parties shall be restored as nearly as may be possible to the status quo ante.

5.    SUBSCRIPTION

5.1 Mvela Gold shall (without prejudice to, and in addition to, any other rights or claims Mvela Gold may have against GFI-SA and/or GFL under this Agreement; any of the other Transaction Documents or in law):

5.1.1 if GFI-SA has discharged all of the Payment Obligations in accordance with the terms and conditions of the GFI-SA Loan Agreement, be obliged to subscribe for the GFI-SA Shares on the date on which the Payment Obligations have so been discharged at the Subscription Price; or

5.1.2 if GFI-SA does not timeously discharge all of the Payment Obligations in accordance with the terms and conditions of the GFI-SA Loan Agreement, be entitled (but not obliged) to subscribe, on at least 5 (five) Business Days written notice to GFI-SA, for the GFI-SA Shares on or at any time after the date on which the Loan Amount becomes repayable by GFI-SA in accordance with the terms of the GFI-SA Loan Agreement at the Subscription Price,

         on the terms and conditions set out in this Agreement.

5.2 Forthwith after the subscription by Mvela Gold for the GFI-SA Shares pursuant to clause 5.1, GFI-SA shall allot and issue the GFI-SA Shares to Mvela Gold on the Subscription Date for the Subscription Price on the terms and conditions set out in this Agreement.

6.    PAYMENT OF SUBSCRIPTION PRICE

6.1 Upon subscription for the GFI-SA Shares by Mvela Gold under clause 5.1, Mvela Gold shall pay the Subscription Price to GFI-SA on the Subscription Date, subject to the provisions of clause 5.1 and against compliance by GFI-SA with clause 7.1.

6.2 Mvela Gold shall pay the Subscription Price to GFI-SA on the Subscription Date by electronic funds transfer into a bank account in South Africa nominated by GFI-SA in writing delivered to Mvela Gold by no later than 3 (three) Business Days prior to the Subscription Date.

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                                                                         Page 9.

7.    ALLOTMENT AND ISSUE OF THE GFI-SA SHARES

7.1 GFI-SA shall, against compliance by Mvela Gold with clause 6, on the Subscription Date:

7.1.1             allot the GFI-SA Shares to Mvela Gold;

7.1.2             issue the GFI-SA Shares to Mvela Gold credited as fully paid;
                  and

7.1.3 deliver the share certificates in respect of the GFI-SA Shares to Mvela Gold.

7.2 All costs of the creation, allotment and issue of the GFI-SA Shares (including, without limitation, stamp duty) shall be borne and paid by GFI-SA.

8.    WARRANTIES

8.1 Each Party represents and warrants to the other Parties on the Effective Date and the Subscription Date that:

8.1.1 it is a limited liability company duly incorporated and existing under the laws of South Africa;

8.1.2 it has full power and authority to enter into and perform its obligations under this Agreement and has taken, or has procured the taking of, all necessary corporate and other action to authorise its entry into and performance of its obligations under this Agreement;

8.1.3 this Agreement is legal and binding on, and enforceable against, it in accordance with its terms;

8.1.4 it is entering into this Agreement as principal and not as agent.

8.2 GFI-SA and GFL jointly and severally represent and warrant to Mvela Gold that on the Subscription Date:

8.2.1 GFI-SA will have the power and authority to create, allot and issue, and will create, allot and issue, the GFI-SA Shares to Mvela Gold;

8.2.2 the directors of GFI-SA will have the necessary authority to allot and issue, and will have taken all steps to permit the allotment and issue of,

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                                                                        Page 10.

                  the GFI-SA Shares to Mvela Gold pursuant to the terms of this Agreement;

8.2.3 save as otherwise provided in this Agreement or the Transaction Documents:

8.2.3.1 the GFI-SA Shares shall be free of any pledge, lien, hypothec or any other encumbrance whatsoever and Mvela Gold shall upon the issue thereof become the sole registered and beneficial owner of the GFI-SA Shares;

8.2.3.2 no person will have any right (including inter alia any option or right of first refusal) to subscribe for or acquire all or any of the GFI-SA Shares;

8.2.3.3 no third party will have any right to prevent or interdict the creation, allotment or issue of the GFI-SA Shares to Mvela Gold;

8.2.4 there will be only one class of Equity Shares in the issued share capital of GFI-SA, namely ordinary shares, of which the GFI-SA Shares shall form part;

8.2.5 GFI-SA will have sufficient authorised and unissued Equity Shares to be in a position to allot and issue the GFI-Shares to Mvela Gold on the Subscription Date;

8.2.6 the GFI-SA Shares will rank pari passu with the other Equity Shares in the issued share capital of GFI-SA and shall upon issue constitute 15% (fifteen percent) of the total issued Equity Share Capital of GFI-SA;

8.2.7 the creation, allotment and/or issue of the GFI-SA Shares will not conflict with, nor constitute a breach of, any agreement binding upon GFI-SA or GFL.

8.3 GFL represents and warrants to Mvela Gold that on the date of issue of the GFL Shares to Mvela Gold pursuant to the provisions of clause 9:

8.3.1 GFL will have the power and authority to create, allot and issue, and will create, allot and issue, the GFL Shares to Mvela Gold;

8.3.2 the directors of GFL will have the necessary authority to allot and issue, and will have taken all steps to permit the allotment and issue of, the GFL Shares to Mvela Gold pursuant to the terms of this Agreement;

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                                                                        Page 11.

8.3.3 save as otherwise provided in this Agreement or the Transaction Documents:

8.3.3.1 the GFL Shares shall be free of any pledge, lien, hypothec or any other encumbrance whatsoever and Mvela Gold shall upon the issue thereof become the sole registered and beneficial owner of the GFL Shares;

8.3.3.2 no person will have any right (including inter alia any option or right of first refusal) to subscribe for or acquire all or any of the GFL Shares;

8.3.3.3 no third party will have any right to prevent or interdict the creation, allotment or issue of the GFL Shares to Mvela Gold;

8.3.4 GFL will have sufficient authorised and unissued ordinary shares to be in a position to allot and issue the GFL Shares to Mvela Gold in accordance with the provisions of clause 9;

8.3.5 the GFL Shares will be of the same class as the other listed shares in the issued share capital of GFL;

8.3.6 the creation, allotment and/or issue of the GFL Shares will not conflict with, nor constitute a breach of, any material agreement binding upon GFI-SA or GFL.

8.4 Mvela Gold represents and warrants to GFL that on the date of delivery of the GFI-SA Shares to GFL pursuant to the provisions of clause 9, save as otherwise provided in this Agreement or the Transaction
         Documents:

8.4.1 Mvela Gold will be entitled and able to give free and unencumbered title to the GFI-SA Shares to GFL;

8.4.2 the GFI-SA Shares shall be free of any pledge, lien, hypothec or any other encumbrance whatsoever and GFL shall upon the transfer thereof to GFL become the sole registered and beneficial owner of the GFI-SA Shares;

8.4.3 no person will have any right (including inter alia any option or right of first refusal) to acquire all or any of the GFI-SA Shares;

8.4.4 no third party will have any right to prevent or interdict the transfer of the GFI-SA Shares to GFL.

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                                                                        Page 12.

9.    SHARE EXCHANGE

9.1 Either Mvela Gold or GFL shall be entitled to require, by delivery of a written notice to the other of them in accordance with the provisions of Schedule 1, that all of (and not only a part of) the GFI-SA Shares be exchanged for the issue by GFL to Mvela Gold of new Equity Shares in the issued Equity Share Capital of GFL in accordance with the provisions of Schedule 1.

9.2 GFL undertakes, at GFL's sole cost and expense, in favour of Mvela Gold that it will within 5 (five) Business Days after the number of GFL Shares to be issued to Mvela Gold are agreed, are deemed to be agreed or are determined in accordance with the provisions of Schedule 1:

9.2.1 allot, issue and, by updating Mvela Gold's CSDP account, deliver the GFL Shares to Mvela Gold against either:

9.2.1.1 delivery by Mvela Gold to GFL of the share certificates in respect of the GFI-SA Shares together with share transfer forms duly signed on behalf of Mvela Gold and blank as to transferee; or

9.2.1.2 if the GFI-SA Shares have not at that time been allotted and issued to Mvela Gold, cession by Mvela Gold to GFL of its rights to the allotment, issue and delivery of the GFI-SA Shares under clause 7;

9.2.2 procure the listing of the GFL Shares on the stock exchange on which the ordinary shares of GFL are listed.

9.3 To the extent that the Share Exchange is subject to the obtaining of regulatory approvals before it is capable of being implemented in accordance with the provisions of this clause 9, then the Share Exchange shall not be implemented until all such regulatory approvals have been obtained; provided that if such regulatory approvals have not been obtained within 90 (ninety) days after the Determination Date the Share Exchange shall, without prejudice to either of Mvela Gold's or GFL's right to subsequently exercise its rights under clause 9.1, be of no force and effect.

10.   PRE-EMPTIVE RIGHTS

      The Parties acknowledge and agree that neither Mvela Gold nor its successors-in-title or assigns will be entitled to sell or otherwise dispose of or alienate or transfer any of the Shares save in accordance with the terms and conditions of the Pre-emptive Rights Agreement.

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                                                                        Page 13.

11.   CESSION

11.1 Mvela Gold shall be entitled, subject to the provision of clause 11.2, to cede its rights, title and interest under this Agreement to Mezz SPV in terms of the Mezz SPV Cession in Security as security for Mvela Gold's obligations under the Mezz SPV Loan Agreement and Mezz SPV shall in turn be entitled to cede any rights under this Agreement obtained pursuant to the Mezz SPV Cession in Security to the Mezzanine Investors.

11.2 Unless otherwise agreed in writing by GFL, no cession referred to in clause 11.1 shall be valid or of any force and effect unless the relevant cessionary agrees in favour of GFL to be bound by the provisions of clauses 9 and 10 of this Agreement and the provisions of the Pre-emptive Rights Agreement upon the exercise of the Mezz SPV's rights under the Mezz SPV Cession in Security; provided that no such cession shall be construed as binding Mezz SPV or the Mezzanine Investors to perform any of the other obligations of Mvela Gold under this Agreement.

11.3 To the extent that any cession referred to in clause 11.1 gives rise to any splitting of claims against either GFL or GFI-SA, GFL and GFI-SA hereby consent to such splitting of claims.

12.   BREACH

      Should either GFI-SA or GFL on the one hand or Mvela Gold on the other hand (the "DEFAULTING PARTY") breach any provision of this Agreement and, if capable of being remedied, fail to remedy such breach within 10 (ten) Business Days after receiving written notice from the other (the "AGGRIEVED PARTY") requiring that it do so, then the Aggrieved Party shall be entitled, without prejudice to its other rights in law (including, without limitation, any right to claim damages) or in terms of this Agreement, to claim immediate specific performance of all of the Defaulting Party's obligations, whether or not such obligations would then otherwise have fallen due for performance but shall not be entitled to cancel this Agreement for any reason whatsoever.

13.   DISPUTES

13.1 Any dispute arising from or in connection with this Agreement or the termination thereof shall be finally resolved in accordance with the rules (the "RULES") of the Arbitration Foundation of Southern Africa ("AFSA") by an arbitrator or arbitrators appointed by AFSA. There shall be a right of appeal as provided for in the Rules.

                                                                        Page 14.

13.2 Notwithstanding the provisions of clause 13.1, any Party shall be entitled to obtain urgent or interim relief from a court of competent jurisdiction.

13.3 The provisions of this clause 13 shall survive any termination, or purported termination, of this Agreement.

14.   NOTICES AND DOMICILIA

14.1     NOTICES

14.1.1 Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement may be addressed.

14.1.1.1                   MVELA GOLD:

                                          1 Albury Park
                                          First Floor, South Wing
                                          Magalieszicht Avenue
                                          DUNKELD WEST
                                          2196

                                          Telefax No.:    (011) 325-5320
                                          Attention  :    The Company Secretary

14.1.1.2                   GFI-SA:

                                          24 St Andrews Road
                                          Parktown
                                          JOHANNESBURG

                                          Telefax No.:    (011) 484-5842
                                          Attention  :    The Company Secretary
14.1.1.3                   GFL:

                                          24 St Andrews Road
                                          Parktown
                                          JOHANNESBURG

                                          Telefax No.:    (011) 484-5842
                                          Attention  :    The Company Secretary

                                                                        Page 15.

14.1.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

14.1.3 Any Party may by written notice to the other Parties change its chosen addresses and/or telefax number for the purposes of clause 14.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressee.

14.1.4            Any notice given in terms of this Agreement shall:

14.1.4.1 if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

14.1.4.2 if delivered by hand be deemed to have been received by the addressee on the date of delivery;

14.1.4.3 if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day after the date of transmission,

                  unless the contrary is proved.

14.1.5 Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

14.2     DOMICILIA

14.2.1            Each of the Parties chooses its address referred to in clause
                  14.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

14.2.2 Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 14.1.4.

                                                                        Page 16.

15.   GOVERNING LAW

      The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

16.   JURISDICTION

      Subject to the provisions of clause 13, the Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa (or any successor to that division) in regard to all matters arising from this Agreement.

17.   GENERAL

17.1 This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

17.2 No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

17.3 No addition to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

17.4 No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party's rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

17.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

                                                                        Page 17.

17.6 Subject to the provisions of clause 11, no Party shall be entitled to cede or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

18.   COSTS

18.1 Each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

18.2 All legal costs incurred by any Party in consequence of any default of the provisions of this Agreement by any other Party shall be payable on demand by the defaulting Party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the non-defaulting Party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgement awarded in favour of the non-defaulting Party in relation to its rights in terms of or arising out of this Agreement.

19.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of the Party or Parties executing the same and all of which together with be deemed to constitute one and the same agreement.

SIGNED at ________________ on this the_____ day of _____________ 2003.

                                              For and on behalf of
                                              LEXSHELL 579 INVESTMENTS
                                              PROPRIETARY) LIMITED

                                              ____________________________
                                              Name:
                                              Capacity:
                                              Who warrants his authority hereto

                                                                        Page 18.

SIGNED at ________________ on this the_____ day of _____________ 2003.

                                              For and on behalf of
                                              GFI MINING SOUTH AFRICA
                                              LIMITED

                                              ____________________________
                                              Name:
                                              Capacity:
                                              Who warrants his authority hereto

SIGNED at ________________ on this the_____ day of _____________ 2003.

                                              For and on behalf of
                                              GOLD FIELDS LIMITED

                                              ____________________________
                                              Name:
                                              Capacity:
                                              Who warrants his authority hereto

                                                                        Page 19.

                                                                      SCHEDULE 1

                           SHARE EXCHANGE METHODOLOGY

1.    PRINCIPLES

1.1 The valuation methodology governing the optional exchange of GFI-SA Shares into GFL Shares is governed by clause 8.2.4 of the Memorandum of Understanding entered into by GFL and Mvela Resources on 10 June 2003 ("THE MOU"). The overriding principle inherent in clause 8.2.4 is one of a "value for value swap", that is, the fair value of Mvela Gold's holding in GFI-SA is exchanged for an equivalent value holding in GFL.

1.2      The process of determining the Exchange Ratio (as defined in paragraph
         1.5 below) can commence:


1.2.1. 180 (one hundred and eighty) days before the 5th anniversary of the advance of the Loan Amount to GFI-SA; or


1.2.2 immediately in the event of the Senior Agent delivering a valid Acceleration Notice (as defined in the GFI-SA Loan Agreement) in accordance with the terms of the GFI-SA Loan Agreement; or

1.2.3 immediately in the event of notification by GFI-SA of its intention to prepay its Payment Obligations in accordance with the terms of the GFI-SA Loan Agreement; or

1.2.4. at the election of the Mezzanine Investors in accordance with the terms of the Mezz SPV Loan Agreement, if the refinancing plan presented to them in accordance with the terms of the Mezz SPV Loan Agreement 6 (six) months before the 5th anniversary of the advance of the Loan Amount to GFI-SA shows that the loan by the Mezz SPV to Mvela Gold in terms of the Mezz SPV Loan Agreement will most likely be repaid from the sale of listed GFL Shares by Mvela Gold.

         provided that, notwithstanding anything to the contrary contained in this Agreement, the actual exchange of the GFI-SA Shares for the GFL Shares may only occur if the issued ordinary shares of GFL are on the date of implementation of the Share Exchange listed on a licensed stock exchange in South Africa, the United States of America and/or the United Kingdom and the issued ordinary shares of GFI-SA are not then listed on the JSE.

                                                                        Page 20.

1.3 Upon the occurrence of any of the events referred to in paragraph 1.2 and until the expiry of a period of 1 (one) year after the Subscription
         Date:

1.3.1 Mvela Gold shall be entitled by giving written notice to GFL and GFI-SA to such effect; and


1.3.2 GFL shall be entitled by giving written notice to Mvela Gold to such effect,

         (any such written notice being hereinafter referred to as the "EXCHANGE NOTICE") to require that Mvela Gold's GFI-SA Shares be exchanged for GFL Shares on or after (but not before) the Subscription Date. The date on which the Exchange Notice is given by either Mvela Gold or GFL, as the case may be, is hereinafter referred to as the "EXCHANGE NOTICE DATE".

1.4 The number of GFL Shares to be issued to Mvela Gold in exchange for the GFI-SA Shares will be determined by multiplying the Exchange Ratio by the total number of issued ordinary shares of GFL in issue on the Exchange Notice Date; provided that if during the period commencing on the Exchange Notice Date and ending on the date of issue of the GFL Shares (the "ISSUE DATE") the total number of issued ordinary shares of GFL is increased by any splitting or sub-division of the issued ordinary shares of GFL or decreased by any consolidation of the issued ordinary shares of GFL, the number of GFL Shares to be issued to Mvela Gold pursuant to the Share Exchange will be adjusted on a pro rata basis.

1.5 The "EXCHANGE RATIO" means 15% (fifteen percent) of the Adjusted DCF of GFI-SA (as defined in paragraph 2 below) divided by the Adjusted DCF of GFL (as defined in paragraph 2 below) as at the Exchange Notice Date.

1.6 The Party giving the Exchange Notice under paragraph 1.3 above ( the "NOTIFYING PARTY") shall advise the other (the "RECEIVING PARTY") in writing in that Exchange Notice of what, in its opinion, the Exchange Ratio is as at the Exchange Notice Date and what the resultant number of the GFL Shares to be issued to Mvela Gold is. The Receiving Party shall advise the Notifying Party in writing (the "RESPONSE NOTICE"), within 14 (fourteen) days of delivery to it of such Exchange Notice, whether it agrees with the Notifying Party's opinion as to what the Exchange Ratio is as at the Exchange Notice Date, and if it does not agree with what the Exchange Ratio is as at the Exchange Notice Date, of what, in its opinion, the Exchange Ratio is as at the Exchange Notice Date and what the resultant number of the GFL Shares to be issued to Mvela Gold is. If the number of GFL Shares to be issued to Mvela Gold specified in the Receiving Party's Response Notice differs by less than 10% (ten percent) of number of GFL Shares to be issued to Mvela Gold

                                                                        Page 21.

         specified in the Notifying Party's Exchange Notice, the number of GFL Shares to be issued to Mvela Gold in exchange for the GFI-SA Shares shall be deemed to be agreed between GFL and Mvela Gold as the average of the two, subject to the "Independent determination of the ratio by the Mezzanine Investors" referred to in paragraph 1.10 below. The date on which the Receiving Party delivers its Response Notice is hereinafter referred to as the "RESPONSE DATE".

1.7 If, after a 14 (fourteen) day negotiation period (the "NEGOTIATION PERIOD"), starting on the Response Date, the difference in the number of GFL Shares to be issued to Mvela Gold is still 10% (ten percent) or greater or the Notifying Party and the Receiving Party have not agreed on the number of GFL Shares to be issued to Mvela Gold pursuant to the Share Exchange, then the Exchange Ratio as at the Exchange Notice Date shall be determined, in accordance with the valuation procedure set out in paragraph 2 below, by an independent merchant or investment bank advised by a person regarded as an independent competent person by The South African Code for Reporting of Mineral Resources and Mineral Reserves ("SAMREC"). The following procedure shall be adopted to appoint both the independent merchant or investment bank ("IMB") and the independent competent person ("CP") (together hereinafter referred to as the "VALUERS"):

1.7.1 either Mvela Gold and GFL will agree on the identity of the IMB and the CP; or

1.7.2 failing such agreement, within 5 (five) Business Days after the termination of the Negotiation Period, an IMB of international standing will, at the request of either GFL or Mvela Gold, be selected by the Chairperson of the Arbitration Foundation of Southern Africa within 5 (five) Business Days of being requested to do so. The IMB will be requested to select a CP with expertise in valuing underground, surface and exploration mining assets within 5 (five) Business Days of being requested to do so.

1.8 Once the IMB and CP have been selected, they will be appointed by GFL and Mvela Gold within 7 (seven) days of both of them being selected. The costs of the appointment of the Valuers will be borne equally by GFL and Mvela Gold.

1.9 In determining the Exchange Ratio as at the Exchange Notice Date the Valuers will:

1.9.1 use a discounted cash flow methodology as outlined in paragraph 2 below;

                                                                        Page 22.

1.9.2 act as experts and not as arbitrators and their determinations shall be final and binding on the Parties in the absence of manifest error;

1.9.3 have a period of 60 (sixty) days from date of their appointment to complete their determinations.

1.10     INDEPENDENT DETERMINATION OF THE RATIO BY THE MEZZANINE INVESTORS

         If the Exchange Ratio as at the Exchange Notice Date is agreed, or is deemed to be agreed, between GFL and Mvela Gold in terms of paragraph
         1.6 or 1.7 above, the Mezzanine Investors will immediately be informed in writing of such agreement and the number of GFL Shares to be issued to Mvela Gold pursuant to the Share Exchange. If the value of the listed GFL Shares to be issued to Mvela Gold (based on the volume weighted average value of these GFL Shares over the 30 (thirty) days up to the date the Mezzanine Investors are informed of the number of GFL Shares to be issued to Mvela Gold pursuant to the Share Exchange) is less than 115% (one hundred and fifteen percent) of the total outstanding amount due to Mezz SPV under the Mezz SPV Loan Agreement as at the date the Mezzanine Investors are so informed, the Mezzanine Investors will then have 7 (seven) days to decide (in accordance with the terms of their inter-creditor agreement) whether to themselves call for an independent determination (at their own expense) of the Exchange Ratio as at the Exchange Notice Date by an IMB and CP. If the Mezzanine Investors decide to call for an independent determination by an IMB and CP, they will appoint an independent and reputable IMB and an independent and reputable CP of their own choice (but after consulting with GFL as to the acceptability of their choice of IMB and CP) within 7 (seven) days, who will then apply the procedure outlined in paragraph 2 of this Schedule 1 and complete their determination within 60 (sixty) days of their appointment. If appointed, the Exchange Ratio as at the Exchange Notice Date determined by the IMB and CP pursuant to this paragraph 1.10 will, in the absence of manifest error, be final and binding on the Parties and the Mezzanine Investors and will be used in substitution of the Exchange Ratio agreed, or deemed to be agreed, between GFL and Mvela Gold. The provisions of this paragraph 1.10 will not apply if determination of the Exchange Ratio made by the Valuers.

2.    VALUATION

                            (15% * Adjusted DCF of GFI - SA)
         "EXCHANGE RATIO" =  -------------------------------
                                  (Adjusted DCF of GFI)

                                                                        Page 23.

2.1 "ADJUSTED DCF" (whether for GFI-SA or GFL) means the DCF's determined above plus or minus the adjustments as set out in paragraph 2.7 below, for each relevant operation.

2.2 "DCF" means a discounted cash flow calculation. The items making up a DCF calculation are further defined in paragraph 2.6 below.

2.3      "DCF OF GFI-SA" means the DCF's of all the operations within GFI-SA.

2.4 "DCF OF GFL" means the aggregate of GFL's attributable portions of the DCF's of all the operations within GFL, including the attributable portion of the DCF of GFI-SA (i.e. 85% (eighty-five percent) of the DCF of GFI-SA).

2.5 The calculation of the Exchange Ratio therefore requires any person undertaking such calculation to do 2 (two) calculations, the first being the Adjusted DCF of GFI-SA and the second being the Adjusted DCF of all other operations in the GFL Group. GFL will provide all information required by Mvela Gold (whether before or after the Exchange Notice Date), the IMB or the CP, as the case may be, and all reasonable assistance necessary to enable Mvela Gold (whether before or after the Exchange Notice Date), the IMB or the CP, as the case may be, to calculate the Exchange Ratio as at the Exchange Notice Date, the total number of issued Equity Shares of GFL in issue on the Exchange Notice Date and the number of GFL Shares to be issued to Mvela Gold as at the Exchange Notice Date.

2.6 DCF is the discounted cashflow valuation of a mining operation. The DCF of the individual operations shall be based on the after tax; after capex cashflows of the operations, based on the reserves as per the life of mine projections per the SAMREC code. The projected figures to be used in the DCF are real figures instead of nominal figures and shall include inter alia the following (all projections as at the Exchange Notice Date):

2.6.1 operating income and operating expenses (including healthcare and pension costs) adjusted as necessary for non cash expenses;

2.6.2             working capital;

2.6.3             capital expenditure;

2.6.4             taxation (net of tax rebates, tax credits etc.);

2.6.5 any other taxes applicable to any operation at the valuation date (such as royalties);

                                                                        Page 24.

2.6.6 overhead costs incurred by any GFL Group Company (currently GFL Mining Services Limited) on behalf of the operation in question and charged by such GFL Group Company (currently GFL Mining Services Limited) to such operations;

2.6.7 proportional share of group costs such as World Gold Council subscription and Gold Fields Group Social Investment contributions, unless where these costs are specifically attributable in which case the actual costs will be used;

2.6.8 rehabilitation costs (including payments to rehabilitation funds);

2.6.9 asset sales and plant clean up will be disregarded on the basis that it has been agreed that these will net off.

2.7 To arrive at Adjusted DCF, the DCF calculated in paragraph 2.6 above is adjusted as follows (all values as at the Exchange Notice Date):

2.7.1 the book value of any debt attributable to the relevant operation will be deducted from the DCF value of that operation. This will include inter-company and shareholder debt, suitably adjusted if done at rates which are not market related;

2.7.2 the market value of cash or investments held by each operation will be added to the DCF value;

2.7.3 any other assets and liabilities which are not included in the discounted cashflow valuations or in paragraph 2.7.1 or paragraph 2.7.2 above as applicable;

2.7.4 adjustments must be made to ensure that, to the extent that debt against the GFI-SA balance sheet is utilized to fund operations outside of GFI-SA, that debt will be deducted from the Adjusted DCF of GFL's valuation and added back to the adjusted DCF of GFI-SA. The converse will also apply as applicable. Any borrowings in excess of R50 million within the GFL Group would have been approved by the board of directors of GFL which would indicate the purpose thereof.

         However, the Parties accept that the ability of GFL to gear its various balance sheets and manage its cash resources cannot be fettered.

2.7.5 Subject to the provisions of paragraph 3.1 below, in accordance with its current policy, it is accepted that GFI-SA can distribute 100% (one

                                                                        Page 25.

                  hundred percent) of its Free Cash Flow as dividends. Free Cash Flow for this purpose is defined as revenue less operating cash costs, less interest paid, less taxes paid, less royalties paid, less ongoing capital expenditure. For this purpose Free Cash Flow excludes proceeds realised on the disposal of any capital asset. Ongoing capital expenditure is the cost of sustaining existing operations in accordance with their life of mine plans, excluding projects to access ground below existing infrastructure as at the Signature Date ("NEW PROJECTS"). New Projects will be financed by debt or shareholder loans on commercial terms. For the period between the Effective Date and the Subscription Date, any person determining the Exchange Ratio must add all dividend payments made in that period that are regarded as being made out of borrowed funds (or exceeding Free Cash Flow) to the Adjusted DCF of GFI-SA and subtract the same amount from the Adjusted DCF of GFL.

2.7.6 It is recognised that some entities in the GFL Group (such as GFL) will not require a DCF calculation, but only Adjusted DCF's since they are not conducting mining operations but do own assets.

2.8 The following items are specifically excluded from the DCF and Adjusted DCF calculations:

2.8.1 financing costs, being interest and finance charges under leases (since the debt component is deducted to arrive at Adjusted DCF);

2.8.2             deferred tax;

2.8.3             healthcare and pension provisions;

2.8.4 the item classified by the auditors of GFL as the "equity component" of the loan advanced by Mvela Gold as part of this transaction (as per the relevant accounting statements);

2.8.5 the value of ancillary assets such as security services and hospitals will be disregarded for both GFI-SA and GFL (if any);

2.8.6 financial guarantees from one group company to another are ignored since the actual debt incurred is adjusted for.

2.9 For non-wholly owned operations, the DCF and Adjusted DCF will only incorporate the applicable percentage of the relevant cashflows or asset/liability, whether at every line item or through a once off final adjustment.

                                                                        Page 26.

2.10 The Adjusted DCF of GFL shall be determined using the same methodology and principles used in determining the Adjusted DCF of GFI-SA. The DCF calculation and further adjustments for each operation will be done in the currency of the country where the operation is located (or in US$ if that is the operation's principal currency used) and the foreign currency DCF will be converted to a ZAR DCF at the average of closing price (South African markets close) of that currency for the previous 30 (thirty) trading days.

2.11 The Gold price per ounce to be used in the DCF calculations shall be the average for the last 30 (thirty) trading days of the South African closing spot rate for 1 ounce of Gold in US$. This gold price will be converted to a home currency gold price (per ounce or kilogram as applicable) at the average of closing price of that currency for the previous 30 (thirty) trading days. Other commodity prices, as applicable, shall be set in the same way.

2.12 The discounted values for GFI-SA and GFL will include value associated with exploration assets and resources as determined by the person undertaking the valuation.

2.13 The valuation shall use 5% (five percent) as a real discount rate for all cash flows from operations unless there are compelling reasons in the opinion of the person undertaking such valuation to alter this discount rate to compensate for subsequent changes in the relative risk (including operational, construction and country risk) associated with each asset.

2.14 Hedges, if any, shall be valued on a mark-to-market basis and shall be accounted for in the relevant operation whose production/interest rates/currency is being hedged.

2.15 The value of assets sold between GFL Group Companies on terms which are not arm's length terms may be adjusted appropriately by any person undertaking the valuation of the relevant operations.

                                                                        Page 27.

3.    INTERGROUP LOAN ARISING FROM REORGANISATION AGREEMENT

         Due to the internal re-organisation in the GFL Group to create GFI-SA, the assets will be purchased by GFI-SA in terms of the Reorganisation Agreement at book value which at 31 October 2003 amounted to R4,671 billion. This amount is funded on loan account from GFL. An amount of R4,139 billion will be re-financed through the GFI-SA Loan Agreement. The balance will carry interest at market related rates. Any portion of this inter-company loan account plus accrued interest thereon still outstanding at the Exchange Notice Date will be disregarded as an asset in the Adjusted DCF of GFL and will be disregarded as a liability in the Adjusted DCF of GFI-SA.